Exhibit 99.2

Conformed copy

Execution Version

SHAREHOLDER’S DEED

BY AND BETWEEN

TRONOX HOLDINGS PLC

AND

EXXARO RESOURCES LIMITED

AS OF

14 March 2019

i

SHAREHOLDER’S DEED

SHAREHOLDER’S DEED (this “Deed”), dated as of 14 March 2019, by and between Tronox Holdings plc, an English public limited company (the “Company”), and Exxaro Resources Limited, a corporation organized under the laws of the Republic of South Africa (“ERL” or the “Shareholder”).

WHEREAS, Tronox Limited, an Australian company (“Australian Tronox”), ERL and Thomas Casey entered into the Shareholder’s Deed in order to establish certain rights, restrictions and obligations of the Company and the Shareholder relating to Australian Tronox, dated as of 15 June 2012, as amended (the “Original Deed”);

WHEREAS, the Company proposes to acquire the entire issued share capital of Australian Tronox by two schemes of arrangement pursuant to Part 5.1 of the Corporations Act 2001 (Cth) (the “Schemes”). Upon implementation of the Schemes, Australian Tronox will become a wholly-owned subsidiary of the Company (“Implementation”). The Original Deed will terminate with effect from Implementation in accordance with Section 11(ii) of the Original Deed and, from such date, the governance arrangements between the Company, Australian Tronox and ERL shall be subject to the terms of this Deed, the Exxaro Mineral Sands Transaction Completion Agreement (the “Completion Agreement”) entered into by Australian Tronox, Tronox LLC, Tronox UK Holdings Limited, Tronox Global Holdings Pty Limited, the Company and ERL on 26 November 2018 and the Shareholders’ Agreement in respect of Australian Tronox’s and ERL’s ownership of certain South African companies, dated as of 15 June 2012, as amended (collectively referred to herein as the “Transaction Agreements”); and

NOW, THEREFORE, in consideration of the mutual agreements contained herein and in the Completion Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

1.    The Company’s Representations and Warranties.

The Company represents and warrants to the Shareholder as follows:

(a)    Good Standing. The Company is a public company limited by shares incorporated under the English Companies Act 2006 (the “Companies Act”) with registered number 11653089, whose registered office is at 3rd Floor 25 Bury Street, London, SW1Y 2AL;

(b)    Authority. Save for any approval or consents required in order for Implementation to occur, the Company has full legal capacity and power to enter into this Deed and carry out the transactions that this Deed contemplates;

(c)    Binding Agreement. This Deed has been duly and validly authorized, executed and delivered by the Company and, assuming the accuracy of the representation and warranty of the Shareholder in Section 2(c), constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought; and

(d)    No Conflict. The execution and delivery of this Deed and the consummation of the transactions contemplated hereby will not conflict with, result in the breach of any of the terms or conditions of, constitute a default under or violate, accelerate or permit the acceleration of any other similar right of any other party under, the Company’s Articles, any law, rule or regulation or any agreement, lease, mortgage, note, bond, indenture, license or other instrument or undertaking, to which the Company is a party or by which the Company or its properties may be bound, nor will such execution, delivery and consummation violate any order, writ, injunction or decree of any federal, state, local or foreign court, administrative agency or governmental or regulatory authority or body (each, an “Authority”) to which the Company or any of its properties is subject, the effect of any of which, either individually or in the aggregate, would impair in any material respect the ability of the Company to perform its obligations hereunder.

2.    The Shareholder’s Representations and Warranties.

The Shareholder represents and warrants to the Company as follows:

(a)    Good Standing. ERL is a company limited by shares organized under the laws of the Republic of South Africa with registered number 2000/011076/06, whose registered office is at Exxaro Corporate Centre, Roger Dyason Road, Pretoria West, Gauteng, 0002;

(b)    Authority. The Shareholder has full legal capacity and power to enter into this Deed and carry out the transactions that this Deed contemplates;

(c)    Binding Agreement. This Deed has been duly and validly authorized, executed and delivered by the Shareholder, and, assuming the accuracy of the representation and warranty of the Company in Section 1(c), constitutes a legal, valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except to the extent that (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought;

(d)    Ownership of Shares. Immediately following Implementation, (i) except for the Company’s ordinary shares (the “Shares”) Beneficially Owned by the Shareholder and the Shareholder’s rights arising under the Transaction Agreements, neither the Shareholder nor any of its Affiliates (for the purposes of this Deed, the term “Affiliates” shall be defined as such term is defined on the date hereof under the rules and regulations promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), provided that for purposes of this Deed the Company, any of its past or present directors, and the Shareholder shall not be deemed to be Affiliates of each other), (1) Beneficially Owns any equity securities of the Company entitled to vote at any general meeting of the Company or

(2) possesses any rights to acquire any Shares or (3) has any voting power in the Company; and (ii) the Shareholder Beneficially Owns such Shares free and clear of any liens, restrictions on transfer (other than any restrictions under the Securities Act, the applicable securities laws of any other jurisdiction and the provisions of this Deed and the other Transaction Agreements), options, warrants, rights, calls, commitments, proxies or other contract rights; and

(e)    No Conflict. The execution and delivery of this Deed and the consummation of the transactions contemplated hereby will not conflict with, result in the breach of any of the terms or conditions of, constitute a default under or violate, accelerate or permit the acceleration of any other similar right of any other party under, constitutive documents of the Shareholder, any law, rule or regulation, or any agreement, lease, mortgage, note, bond, indenture, license or other instrument or undertaking, to which the Shareholder is a party or by which the Shareholder or its properties may be bound, nor will such execution, delivery and consummation violate any order, writ, injunction or decree of any Authority to which the Shareholder or any of its properties is subject, the effect of any of which, either individually or in the aggregate, would impair in any material respect the ability of the Shareholder to perform its obligations hereunder.

2.A     Condition Precedent

This Deed becomes effective immediately upon the Implementation having occurred. A written confirmation from the Company to the Shareholder to the effect that the Implementation has occurred shall be a good and sufficient confirmation for the purposes of this Section.

3.    Covenants and Agreements of the Shareholder.

(a)    [Reserved]

(b)    [Reserved]

(c)    Restriction on Acquisition of Shares. The Shareholder will not, and will cause each of its Affiliates not to, acting alone or through participation with a Section 13(d) Group (as defined below), acquire or intend to acquire Beneficial Ownership (as defined below) of any Shares (including through the acquisition of ownership or control of another member of the Company) if, following such acquisition, the Shareholder and its Affiliates will have Beneficial Ownership greater than or equal to 50% of the Shares (the “Limit”); unless the Shareholder complies with the following procedures:

(i)    The Shareholder must first bring any proposal to equal or exceed the Limit to the Company’s Board of Directors (the “Board”) on a confidential basis and in a form which would not reasonably be expected to require the Company to make a public announcement concerning such proposal. The proposal must be either for a takeover offer for all of the Shares in the Company (a “Takeover Offer”) or for a negotiated transaction with the Company (each an “Acquisition Proposal”). Authority for the review, negotiation and recommendation to the Board and, if applicable, the Company’s shareholders of any such Acquisition Proposal will be delegated to the Special Committee (as defined in Section 9(f) below).

(ii)    The Shareholder and the Special Committee shall negotiate the Acquisition Proposal in good faith for 30 days in order to reach a mutually acceptable arrangement in respect of the Acquisition Proposal that is in the best interest of the Company’s shareholders.

(iii)    If the Special Committee and the Shareholder cannot reach an agreement on the Acquisition Proposal or if the Special Committee cannot recommend the Acquisition Proposal to the Board or the Company’s shareholders at the end of such 30-day negotiating period, then the Shareholder, either acting alone or through its participation with a Section 13(d) Group, may make a takeover offer to acquire all, but not less than all, of the issued Shares held by Non-affiliated Members (as defined below) (a “Unilateral Takeover Offer”); provided that it must be a condition of any such Unilateral Takeover Offer that at the time the Unilateral Takeover Offer becomes unconditional, binding acceptances have been received from at least a majority of the Shares held by Non-affiliated Members and those shareholders have no right to withdraw their acceptances, and such condition may not be waivable by the offeror for the Unilateral Takeover Offer or any other person (the “Non-waivable Majority of Minority Condition”).

(iv)    An increase of the voting power of the Shareholder or an Affiliate of the Shareholder which occurs in compliance with this Section 3(c) is exempted from Article 152 of the Company’s Articles.

(v)    For purposes of this Deed, “Non-affiliated Members” means those holders of Shares other than Shareholder, its Affiliates and members of its Section 13(d) Group, if any.

(vi)    For purposes of this Deed, a “Section 13(d) Group” means any Person acting together with its Affiliates and any other members of a “group,” within the meaning of Section 13(d)(3) of the Exchange Act of 1934, as amended (the “Exchange Act”) of which it is a part, either through a formal agreement or an informal arrangement.

(vii)    For purposes of this Deed, “Beneficial Ownership” shall have the meaning ascribed to the term “beneficial ownership” in Rule 13d-3 under the Exchange Act without regard to the sixty day requirement in Rule 13d-3(d)(1)(i) and, in addition, the term “Beneficial Ownership” shall also include any Shares for which a disclosure obligation exists for the Shares pursuant to Section 13(d)(1)(E) of the Exchange Act in respect of any derivative transaction or derivative securities. The term “Beneficially Owned” shall be construed accordingly.

(viii)    Notwithstanding the foregoing, Beneficial Ownership increases that cause the Shareholder to exceed the Limit which result directly from share distributions or share splits made available to holders of Shares generally or a reduction in the Company’s share capital shall not be deemed to have caused the Shareholder or an Affiliate to exceed the Limit if the Shareholder or Affiliate reduces its Beneficial Ownership in the Shares below the Limit within three months of such event; provided, however, that the Shareholder shall not and shall procure that any Affiliate, or anyone holding Shares on their behalf, does not vote any Shares they hold in excess of the Limit during the period its Beneficial Ownership exceeds the Limit.

(d)    [Reserved]

(e)    Restrictions on Participation in Certain Shares Votes. Subject to Section 3(g), the Shareholder will not, directly or indirectly, through one or more intermediaries or otherwise, and will cause each of its Affiliates not to, acting alone or as part of a Section 13(d) Group, (i) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to any Shares (including by the execution of actions by written consent) or become a “participant” in any “election contest” (as such terms are defined or used in Regulation 14A under the Exchange Act), in each case, with respect to any director that is not nominated by the Shareholder (“Non-Exxaro Director”) or position or (ii) seek to advise, encourage or influence (including with respect to the nomination of any nominees) any person or group with respect to the voting of any Shares (including any “withhold the vote” or similar campaign with respect to the Company or the Board) with respect to any Non-Exxaro Director or position, regardless of whether the Company is subject to the rules and regulations promulgated under the Exchange Act; provided, however, that the Shareholder shall not be prevented hereunder from being a “participant” in support of the management of the Company, by reason of the membership of the Exxaro Directors on the Board or exercise of the Shareholder’s Beneficial Ownership of the Shares in accordance with this Deed.

(f)    Voting at meetings of members. Subject to Section 3(g) if the Shareholder is eligible or entitled to vote on the removal of a Non-Exxaro Director, the Shareholder undertakes that it will not, and will procure that any person holding the Shares on its behalf will not, exercise its right to vote on a resolution for the removal of a Non-Exxaro Director.

(g)    Certain restrictions cease to apply. Sections 3(e) and 3(f) cease to apply to the Shareholder if the Shareholder’s Beneficial Ownership of the Shares exceeds fifty percent as a result of: (i) an Acquisition Proposal on which the Shareholder and Special Committee have reached agreement pursuant to Section 3(c) (provided that in the case of an Acquisition Proposal proceeding by way of negotiated Takeover Offer, the Takeover Offer must have become wholly unconditional) or (ii) a Unilateral Takeover Offer by it in compliance with Section 3(c)(iii) containing a Non-waivable Majority of Minority Condition becoming wholly unconditional

4.    Preemptive Rights.

(a)    During the period beginning on the date hereof and ending on the date on which the Exxaro Voting Interest (as defined in Section 9(c)(i) below) is less than 7.5%, if the Company issues any additional Shares (an “Additional Issuance”), except for issuances pursuant to (i) any option to acquire Shares, warrants, convertible securities or other rights to purchase shares of the Company existing at the date of this Deed, (ii) any benefit plan or other employee or director plan or arrangement or any awards granted thereunder, (iii) an employee share ownership or purchase plan, or (iv) any share split, share distribution or similar distribution made available to holders of Shares generally (including the Shareholder) (each a “Permitted Issuance”), then during the 30-day period following the date on which the Company has given the Shareholder written notice of the occurrence of the Additional Issuance, the Shareholder, or any person holding Shares on its behalf, shall be entitled to subscribe for (and the Company must, subject to the Companies Act, issue), at the then Current Market Price (as defined below), up to that number of Shares obtained by calculating, on the third business day (a “business day”, for purposes of this Deed, means a day other than a Saturday or a Sunday that is not an official public holiday in Johannesburg, New York or London) prior to the closing date of such issue, (1) the product of (A) the quotient of (x) the number of Shares owned by the Shareholder immediately prior to the Additional Issuance divided by (y) the aggregate number of Shares immediately prior to the Additional Issuance and (B) the aggregate number of Shares being issued by the Company in the Additional Issuance and (2) subtracting from such product the number of Shares, if any, issued to (or on behalf of), or purchased by (or on behalf of), the Shareholder in such Additional Issuance and the number of Shares otherwise acquired by (or on behalf of) the Shareholder during the period beginning on the date of the Additional Issuance until the third business day prior to the closing date of such issue. If there is more than one registered holder of the Exxaro Voting Interest at the date of an Additional Issuance, the entitlement of each Shareholder to subscribe for Shares under Section 4(a) will be apportioned (as nearly as practicable) among the Shareholders in proportion to the number of Shares each Shareholder holds and otherwise in accordance with Section 4(a).

(b)    For purposes hereof, the “Current Market Price” on the date of the calculation thereof shall be deemed to be the arithmetic average of the volume weighted average price per Share for each of the 30 consecutive Trading Days immediately prior to such date (x) if the Shares are not listed or admitted for trading on any national, international or foreign securities exchange but trades in the Shares are otherwise quoted or reported by the OTC Bulletin Board service (the “OTCBB”) or such other quotation system then in use, as reported by Bloomberg (or in the event such price is not so reported for any such Trading Day for any reason or is manifestly erroneous, as reasonably determined by an Approved Bank), or (y) if the Shares are listed or admitted for trading on any national, international or foreign securities exchange, as reported by such exchange (provided that if the Shares are listed on more than one national, international or foreign securities exchange, then the national, international or foreign securities exchange with the highest average trading volume for the Shares during the 30 Trading Day period shall be used for such purpose; provided further that in the event such price is not so reported for any such Trading Day for any reason or is manifestly erroneous, as reasonably determined by an Approved Bank); provided, however, that in the event that the Current Market Price per share of the applicable Shares is determined during a period following the announcement by the Company of (A) a dividend or distribution on such Shares payable in such Shares or securities convertible into such Shares, or (B) any conversion, subdivision, combination, consolidation, reverse share split or reclassification of such Shares, and the ex-dividend date for such dividend or distribution, or the record date for such conversion, subdivision, combination, consolidation, reverse stock split or reclassification shall not have occurred prior to the commencement of the requisite 30 Trading Day period, then the Current Market Price shall be properly adjusted to take into account ex-dividend trading.

(c)    If the Shares are not publicly held or not so listed or traded, Current Market Price per share shall mean the fair value per share as determined in good faith by an Approved Bank (as defined below), whose determination shall be conclusive for all purposes. The term “Trading Day” shall mean a day on which the OTCBB is open for the transaction of business or, if the Shares are listed or admitted to trading on the applicable national, international or foreign securities exchange, a day on which such national, international or foreign securities exchange is open for transaction of business. The term “Approved Bank” shall mean any of JPMorgan, Morgan Stanley, Credit Suisse, Citi, Bank of America Merrill Lynch, or Barclays (or their respective successors).

5.    [Reserved].

6.    Flip-in Rights.

The Flip-in Rights are now contained in the Completion Agreement.

7.    Other Rights.

(a)    Matching Rights. If any other person who is or becomes a holder of 3% or more of the Shares is granted rights by the Company as a shareholder of the Company (solely in such capacity) that are more favorable to such shareholder than the rights granted to the Shareholder pursuant to this Deed, the Company shall promptly cause this Deed to be amended to cause the corresponding rights to be provided to the Shareholder under this Deed. In determining whether a holder of the Shares is granted rights more favorable than the rights granted to the Shareholder under this Deed, no account shall be taken of any restrictions or obligations to which the Shareholder is subject under this Deed or to which such holder agrees.

(b)    Dividend Reinvestment Plans. For as long as the Exxaro Voting Interest (as defined below) is at least 7.5%, the Company may not adopt, approve or recommend to the Company’s shareholders a dividend reinvestment plan (or any plan with similar effect) without the Shareholder’s prior written approval.

(c)    Persons to be bound by the Agreement. For the avoidance of doubt, the Shareholder shall cause any person who holds legal title to Shares, which are Beneficially Owned by the Shareholder, to comply with the provisions of this Deed and to be bound by all obligations of the Shareholder under this Deed.

8.    Legend on Certificates. The Shareholder hereby acknowledges and agrees that, if any certificates are issued in respect of the Shareholder’s Shares, each certificate shall include the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER THE SECURITIES ACT OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THESE SHARES ARE SUBJECT TO CERTAIN LIMITATIONS ON TRANSFER SET FORTH IN AN AGREEMENT, DATED AS OF 26 NOVEMBER 2018, BETWEEN TRONOX LIMITED, TRONOX LLC, TRONOX HOLDINGS PLC, TRONOX UK HOLDINGS LIMITED, TRONOX GLOBAL HOLDINGS PTY LIMITED AND EXXARO RESOURCES LIMITED, INCLUDING, BUT NOT LIMITED TO, CERTAIN RESTRICTIONS AND LIMITATIONS ON THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION OF THE

SHARES REPRESENTED BY THIS CERTIFICATE. A COPY OF SUCH AGREEMENT IS ON FILE WITH THE SECRETARY OF THE COMPANY AND HAS BEEN FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Within one business day after receipt by the Company of a demand by the Shareholder, the Company agrees to remove the legend in connection with Transfers in compliance with applicable law and as permitted in accordance with this Deed.

9.    Governance Matters.

(a)    [Reserved]

(b)    Board Nominations.

(i)    The nominating and corporate governance committee of the Board (the “Nominating Committee”) shall consist entirely of Non-affiliated Directors (as defined in the Company’s Articles) and shall nominate for election the directors to be elected by shareholders as set forth in Section 9(b)(ii).

(ii)    Subject to applicable law, relevant stock exchange rules and the Company’s corporate governance standards, the Nominating Committee shall nominate as directors to be elected by shareholders the persons identified in a written nomination signed by the Shareholder (such nominated directors the “Exxaro Directors”). Subject to applicable law and to the extent that doing so would not be inconsistent with the directors’ duties, the Company shall use reasonable best efforts to cause the Board and the Nominating Committee to take all actions necessary (including recommending the election of the Exxaro Directors to the Company’s general meeting) such that the Exxaro Directors designated for nomination in accordance with this Section 9(b) shall be elected as directors.

(c)    Board Representation.

(i)    ”Exxaro Voting Interest” means, the quotient, expressed as a percentage, obtained by dividing (i) the aggregate number of Shares Beneficially Owned by the Shareholder by (ii) the aggregate number of issued Shares. For as long as the Exxaro Voting Interest is at least ten percent (10%), the number of Exxaro Directors shall be appointed by the Board or elected at a general meeting and maintained in office in accordance with the following chart:

Exxaro Voting Interest	Number of Exxaro Directors in Relation to Total Number of Directors:
	9 or <	10	11	12	13	14	15	16	17	18	19+
30% or >	3	3	3	3	4	4	4	5	5	5	6
20-29.9%	2	2	2	2	3	3	3	4	4	4	5
10-19.9%	1	1	1	1	2	2	2	3	3	3	4

(ii)    If at any time the number of Exxaro Directors in office is less than the appropriate number of Exxaro Directors indicated above, the

Shareholder may, by written notice to the Nominating Committee, nominate new Exxaro Director candidates to serve as Exxaro Directors, and the Company shall promptly take, and cause the Nominating Committee to promptly take, all actions necessary or advisable to appoint such nominated candidates as Exxaro Directors to serve until the next election of directors, as provided in the Company’s Articles, and, if required, to call a general meeting at which the election of directors will be considered.

(iii)    Subject to applicable law, relevant stock exchange rules and the Company’s corporate governance standards, and to the extent that doing so would not be inconsistent with the directors’ duties, the Company shall use its best efforts to cause the Board and the Nominating Committee not to take any action to remove an Exxaro Director from office and shall promptly notify the Shareholder if any action is taken or proposed to be taken seeking to remove an Exxaro Director from office.

(iv)    When the number of Exxaro Directors:

(1)    is reduced as a result of the Exxaro Voting Interest being below a designated threshold in Section 9(c)(i) on the day that is 120 days prior to the Company’s annual general meeting; or

(2)    is reduced as a result of the Exxaro Voting Interest falling below ten percent (10%) (at any time),

(each, a “Exxaro Director Triggering Event”), then the number of Exxaro Directors shall be reduced accordingly and the number of Exxaro Directors necessary to achieve such reduction shall resign from the Board (such resigning Exxaro Director(s) to be selected by the Shareholder within ten (10) days after the occurrence of the Exxaro Director Triggering Event). If the number of Exxaro Directors has not reduced by the tenth day after the date on which the Exxaro Triggering Event occurs, the number of Exxaro Directors shall be reduced automatically to the number set forth in Section 9(c)(i), with the Exxaro Director(s) whose last name(s) is alphabetically closest to the letters “ZZZZ” being designated the person(s) no longer eligible to serve on the Board and who automatically cease to be a director pursuant to the Company’s Articles. Such cessation does not prevent the person being eligible for election or appointment as a director in the future.

(d)    Voting Agreement. The Shareholder agrees to procure that all of the Shares which it Beneficially Owns are voted as necessary to ensure that at each general meeting at which an election of directors is held, (i) the number of Exxaro Directors set forth in Section 9(b)(ii) is elected and the directors nominated by the Shareholder become Exxaro Directors, and (ii) the number of “Shareholder Nominees” (as such term is defined in the separate Shareholders Agreement, to be entered into (the “Cristal Shareholders Agreement”), between the Company, Cristal Inorganic Chemicals Netherlands Coöperatief W.A. and The National Titanium Dioxide Company Limited (together, “Cristal”) that is set forth in Section 4.4 of the Cristal Shareholders Agreement are elected and such Shareholder Nominees become directors of the Company. The Shareholder also agrees to procure that all of the Shares which it Beneficially Owns are voted as necessary to ensure that (i) no director elected pursuant to Section 4.4 of the Cristal Shareholders Agreement may be removed from office except as provided in the Cristal Shareholders Agreement; and (ii) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 4.4 of the Cristal Shareholders Agreement shall be filled pursuant to the provisions of Section 4.4 of the Cristal Shareholders Agreement. The Shareholder agrees to execute any written consents required to effectuate the obligations of this Section 9(d). The Shareholder is entering into this voting agreement for Cristal’s benefit in reliance on Cristal’s reciprocal undertaking to the Shareholder under the Cristal Shareholders Agreement. Nothing in this Section 9(d) shall be construed as an admission that the Shareholder is, for the purposes of sections 13(d) or 13(g) of the Exchange Act, the Beneficial Owner of any Shares that may be Beneficially Owned by Cristal or that the Shareholder has formed a Section 13(d) Group with Cristal. Save in respect of this Section 9(d), this Deed shall not be construed to give any beneficiary of the Cristal Shareholders Agreement any consent or third-party rights under this Deed. Cristal shall have third party rights to enforce this Section 9(d) and no amendment may be made to this Section 9(d) without Cristal’s prior written consent (in addition to the consent required by Section 17).

(e)    Board Committee Representation. For so long as such membership is permitted by all applicable law and stock exchange listing requirements (as determined in good faith by the Board), the Board will cause the number of Exxaro Directors, if any, to serve as members of the various standing committees of the Board (other than the Nominating Committee and the Special Committee) proportional to their representation on the Board, rounded down to the larger of the nearest whole number and one.

(f)    Special Committee. As and when needed in the Board’s discretion, the Board will form a special committee (the “Special Committee”) that will be comprised solely of Non-affiliated Directors, whose members are determined in the Board’s discretion to address all issues and matters relating to the transactions and other issues between the Shareholder and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand, including under this Deed, the other Transaction Agreements, the Company’s Articles, any Acquisition Proposal or any takeover, scheme of arrangement or other change of control transaction proposed by the Shareholder, or any of its Affiliates, in relation to the Company, and under any other agreement or arrangement relating to the business and affairs of the Company involving the Shareholder and its Affiliates, on the one hand, and the Company and its Affiliates, on the other hand.

(g)    Quorum. Meetings of the Board may be convened by the Chairman of the Board, any director, the CEO or in any other manner allowed by applicable law. All directors must receive notice of any meeting of the Board in accordance with the Company’s Articles prior to such meeting, unless the notice requirement is waived by the directors. For as long as the Exxaro Voting Interest is at least ten percent (10%), the Company shall cause the Board not to transact any business unless at least 2/3 of the directors then in office (of whom at least one must be an Exxaro Director (if any are then in office) or a designated alternate) are present at all times for there to be a quorum at any meeting of the Board. If a Board meeting is adjourned because no Exxaro Director attends, and a quorum is not achieved at the second consecutive attempt to convene the Board meeting due to the failure of any Exxaro Director to attend, then the requirement for an Exxaro Director to constitute a quorum shall not apply with respect to such meeting only, and such meeting shall be deemed a quorate meeting, provided that each director receives notice of the adjourned Board meeting in accordance with the Company’s Articles.

(h)    Board Approval Provisions. The affirmative vote of any majority of directors present and voting at a quorate meeting is necessary to approve any matter properly submitted to the Board, except for the Board’s approval of the following matters (each, an “Extraordinary Matter”), each of which requires the affirmative vote of at least 2/3 of the directors then in office to approve such matter:

(i)    the election or early termination of the chairman of the Board;

(ii)    the appointment or termination of the Company’s Chief Executive Officer;

(iii)    the delegation by the Board of any of its powers to a committee of the Board where such delegation authorizes the committee to bind the Company without further Board approval;

(iv)    any proposed amendment to the Company’s Articles (other than technical amendments that do not involve any material change);

(v)    the decision to pay any dividends on the Shares;

(vi)    the decision to adopt a dividend reinvestment plan;

(vii)    the settlement of any material environmental claims in excess of US$50 million;

(viii)    the issue of any Shares or securities convertible or exercisable into Shares other than Permitted Issuances where the amount to be issued when combined with any other Shares or securities convertible or exercisable into Shares in the previous 12 months would exceed 12% of the Company’s then-issued Shares (and for the purposes of this calculation only any securities convertible or exercisable into Shares shall be treated as though such conversion or exercise had occurred);

(ix)    any material acquisition or disposition of the Company’s or any of its subsidiaries’ assets valued at more than US$250 million (on a consolidated basis), or represents more than 20% of the Company’s consolidated total assets, as set out in the most recent consolidated audited accounts;

(x)    the entry by the Company or any of its subsidiaries into any agreement or obligation under which the consideration payable has an aggregate value in excess of US$250 million or representing more than 20% of the Company’s consolidated total long-term liabilities, as set out in the most recent consolidated audited accounts;

(xi)    the Company’s entry into any other business area fundamentally different from its business following consummation of the Schemes or the Company fundamentally changing the scope of any existing business area, including materially diversifying its business into new commodities, engaging in significant operations involving new minerals or materially engaging with other types of natural resources;

(xii)    the sale of all, or substantially all, of the Company’s business or assets, or the issue or sale of a simple majority (or more) of the Shares to any person other than a related body corporate; and

(xiii)    the entry into any arrangements concerning, or in any way initiating, a proceeding for voluntary administration, winding-up, liquidation, dissolution, merger or consolidation.

(i)    Dividend Policy. Subject to the Board’s determination that the Company and its subsidiaries have sufficient legal reserves, the parties agree to procure that the amount of the Company’s dividends will be based on, among other things, the Company and its subsidiaries’ results of operations, cash requirements, financial condition, contractual restrictions and other factors that the Board may deem relevant. Approval of the exact amount and timing of any dividend declarations and payments requires the affirmative vote of 2/3 of the directors then in office.

(j)    Use of Information.

(i)    Subject to the requirements of applicable law, regulation and rules (including the regulations and rules of any applicable stock exchange), the Shareholder shall, and shall cause its representatives, or any person that is the registered holder of the Shares which are Beneficially Owned by the Shareholder, and the Exxaro Directors, to keep confidential all information and documents of the Company and its Affiliates obtained by an Exxaro Director in such Exxaro Director’s capacity as a director unless such information (1) is or becomes publicly available other than as a result of a breach of this Section 9(j)(i) by the Shareholder, including by way of actions taken by its representatives or such Exxaro Director; (2) was within the possession of the Shareholder or the Exxaro Director prior to it being furnished such information by or on behalf of the Company on a non-confidential basis; provided that the source of such information was not known by the Shareholder, its representatives or the Exxaro Director after due inquiry to be bound by a confidentiality agreement with, or other contractual, fiduciary or legal obligation of confidentiality to, the Company with respect to such information; or (3) is or becomes available to the Shareholder or the Exxaro Director on a non-confidential basis from a source other than the Company or any of its representatives; provided that such source was not known to the Shareholder or the Exxaro Director after due inquiry to be bound by a confidentiality agreement with, or other contractual, fiduciary or legal obligation of confidentiality to, the Company with respect to such information. Nothing in this Section 9(j)(i) shall prevent the Exxaro Directors, subject to compliance with applicable fiduciary duties, from sharing information with the Shareholder, which information will continue to be covered by the confidentiality provisions of this Section 9(j)(i).

(ii)    The Shareholder may, at its expense on a business day during normal business hours, with reasonable prior notice to the Company’s management, visit and inspect the Company’s and its subsidiaries’ properties, examine its books of account and records, and discuss with members of management such company’s affairs, finances, and accounts. The Company shall provide to the Shareholder copies of the Monthly Accounts within 30 days following the end of each calendar month, within 45 days following the end of each fiscal half-year and within 45 days following the end of each fiscal year, such financial information about the Company’s operations as is necessary to permit the Shareholder to prepare the financial disclosures required to satisfy the Shareholder’s disclosure obligations. For purposes of this Section 9(j)(ii), “Monthly Accounts” means, to the extent prepared in the ordinary course of business, the Company’s unaudited, consolidated financial statements, including the balance sheets and statements of income and cash flows, for the relevant monthly period, prepared in accordance with US GAAP or IFRS (as applicable), separately identifying inter-company and related party transactions but not including footnotes.

(iii)    The Shareholder hereby acknowledges that as a result of its receipt of information regarding the Company and its Affiliates it may be, or be treated as being, in possession of material non-public information (which for the purposes of this Section 9(j)(iii) includes information which could reasonably be expected to have a material effect on the price or value of a company’s securities) and it is aware of and agrees to comply with (and it will procure that its Affiliates and representatives comply with) securities laws in the United Kingdom and the United States in relation to that material non-public information. In addition, the Shareholder acknowledges that other foreign securities laws may prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(k)    Management. The parties hereto intend for the Company’s management to continue in office. The Shareholder agrees it will support the appointment of Jeffry N. Quinn as a director and Chairman of the Board. Any proposed candidate to replace the Company’s Chief Executive Officer shall require the Shareholder’s prior approval (not to be unreasonably withheld or delayed). The Company shall notify the Shareholder whenever it seeks candidates to replace the Company’s Chief Executive Officer, and the Shareholder shall be entitled to propose candidates for such position, which the Company shall consider in good faith with any other candidates submitted for such position. The appointment and termination of the Company’s Chief Financial Officer and all managing directors of the Company’s primary operating subsidiaries will be subject to approval by a simple majority of the Board.

(l)    Exchange Act Reporting; Listing on the Exchange. The parties hereto shall use their reasonable best efforts to ensure that the Company remains current and timely in its reporting requirements under the Exchange Act and maintains its listing of the Shares on the New York Stock Exchange (or other internationally recognized stock exchange agreed to by the Shareholder, such agreement not to be unreasonably withheld).

(m)    Subsidiary Board Representation.

(i)    For as long as the Exxaro Voting Interest is at least twenty percent (20%), the Shareholder may appoint the number of directors to serve on the board of each operating subsidiary of the Company, other than a South African Subsidiary to which the South African Broad Based Socio-Economic Empowerment Charter for the Mining Industry promulgated in terms of section 100(2) of the MPRDA, as amended, substituted or re-promulgated from time to time, applies, equal to one-third of all directors, rounded down to the larger of the nearest whole number and one. The Company shall procure the appointment of the person or persons identified in a written nomination signed by the holders of a majority of the Exxaro Shares as director(s) of such subsidiaries, provided such nominees comply with applicable legal requirements.

(ii)    The Shareholder acknowledges and agrees that all strategic, financial and operating decisions concerning the Company and its subsidiaries will be made by the Company and that the directors of an operating subsidiary will be deemed to be acting in the best interests of the subsidiary if they act in good faith in the best interests of the Company.

10.    Registration Rights.

(a)    Demand Registrations.

(i)    Requests for Registration. At any time, the Shareholder may request in writing that the Company effect the registration of all or any part of the Registrable Securities Beneficially Owned by the Shareholder and its Affiliates (a “Registration Request”). Promptly after its receipt of any Registration Request, the Company will use its commercially reasonable efforts to register, in accordance with the provisions of this Deed, all Registrable Securities (as defined below) that have been requested to be registered in the Registration Request. Any registration requested by the Shareholder pursuant to Section 10(a)(i) or 10(a)(iii) is referred to in this Deed as a “Demand Registration.” As used herein, the term “Registrable Securities” shall mean (1) Shares; (2) any other shares or securities that the Shareholder may be entitled to receive, or will have received pursuant to the Shareholder’s ownership of the Shares; and (3) any shares or securities issued or issuable directly or indirectly with respect to the shares referred to in the foregoing clauses (1) and (2) by way of conversion or exchange thereof or share distribution or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization, in each case Beneficially Owned by the Shareholder. As to any particular securities constituting Registrable Securities, such securities will cease to be Registrable Securities when (A) they have been effectively registered for sale under the Securities Act pursuant to a Registration Statement (as defined below) and disposed of in accordance with the Registration Statement; (B) they have been sold to the public pursuant to Rule 144 or other exemption from registration under the Securities Act; (C) they have been bought back and cancelled by the Company; or (D) when all remaining Registrable Securities can be sold pursuant to Rule 144 without limitation.

(ii)    Limitation on Demand Registrations. At any time, the Shareholder will be entitled to initiate no more than three Demand Registrations (including Short-Form Registrations permitted pursuant to Section 10(a)(iii)). No request for registration will count for the purposes of the limitations in this Section 10(a)(ii) if (1) the Shareholder determines in good faith to withdraw the proposed registration prior to the effectiveness of the prospectus and other documents filed with the Commission to effect a registration under the Securities Act (“Registration Statement”) relating to such request due to marketing conditions (but only if the Shareholder reimburses the Company for all fees with respect thereto) or regulatory reasons relating to the Company, (2) the Registration Statement relating to such request is not declared effective within 180 days of the date such Registration Statement is first filed with the Commission (other than solely by reason of matters relating to the Shareholder) and the Shareholder withdraws its Registration Request prior to such Registration Statement being declared effective, (3) prior to the sale of at least 90% of the Registrable Securities included in the applicable registration relating to such request, such registration is adversely affected by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason and the Company fails to have such stop order, injunction or other order of requirement removed, withdrawn or resolved to the Shareholder’s reasonable satisfaction within thirty days of the date of such order, (4) more than 10% of the Registrable Securities requested by the Shareholder to be included in the registration are not so included pursuant to Section 10(a)(vi), or (5) the conditions to closing specified in the underwriting agreement or purchase agreement entered into in connection with the registration relating to such request are not satisfied (other than as a result of a material default or breach thereunder by the Shareholder).

(iii)    Short-Form Registrations. The Company will, if requested by the Shareholder and the use of such form is then available to the Company, use its commercially reasonable efforts to file a registration statement with the Commission on Form S-3 (“Short Form Registration”) providing for the registration of, and the sale on a continuous or delayed basis of the Registrable Securities, pursuant to Rule 415. In no event shall the Company be obligated to effect any shelf registration other than pursuant to a Short-Form Registration.

(iv)    Restrictions on Demand Registrations. To the extent allowed in the Completion Agreement, if the filing, initial effectiveness or continued use of a registration statement, including a shelf registration statement pursuant to Rule 415, with respect to a Demand Registration would (1) require the Company to make a public disclosure of material non-public information, which disclosure in the good faith judgment of the Company (A) would be required to be made in any Registration Statement so that such Registration Statement would not be materially misleading, (B) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement and (C) would in the good faith judgment of the Company reasonably be expected to have an adverse effect on the Company or its business if made at such time, or (2) would in the good faith and judgment of the Board reasonably be expected to have an adverse effect on the Company or its business or on the Company’s ability to effect a planned or proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction, then the Company may, upon giving prompt written notice of such action to the participants in such registration (each of whom hereby agrees to maintain the confidentiality of all information disclosed to such participants) delay the filing or initial effectiveness of, or suspend use of, such Registration Statement, provided, that the Company shall not be permitted to do so (x) more than two times during any twelve-month period or (y) for periods exceeding, in the aggregate, 100 days during any twelve-month period. In the event the Company exercises its rights under the preceding sentence, such Shareholders agree to suspend, promptly upon their receipt of the notice referred to above, their use of any prospectus relating to such registration in connection with any sale or offer to sell Registrable Securities. If the Company so postpones the filing of a prospectus or the effectiveness of a Registration Statement, the Shareholder will be entitled to withdraw such request and, if such request is withdrawn, such registration request will not count for the purposes of the limitation set forth in Section 10(a)(ii).

(v)    Selection of Underwriters. If the Shareholder intends that the Registrable Securities covered by its Registration Request shall be distributed by means of an underwritten offering, the Shareholder will so advise the Company as a part of the Registration Request. In such event, the lead underwriter to administer the offering will be an Approved Bank chosen by the Shareholder.

(vi)    Priority on Demand Registrations. If the managing underwriter advises the Company that in its reasonable opinion the number of Registrable Securities (and any other securities requested to be included in such offering) exceeds the number of securities that can be sold in such offering without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), the Company will include in such offering only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (1) first, Registrable Securities of the Shareholder and (2) second, any other securities of the Company that have been requested to be so included.

(b)    Piggyback Registrations.

(i)    Right to Piggyback. At any time, whenever the Company proposes to register any of its securities (other than a registration statement to be filed on Form S-8 or Form S-4 or any similar form from time to time or registration of shares of securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, lenders or vendors of the Company or in connection with dividend reinvestment plans, each a “Special Registration”) and other than a registration pursuant to Section 10(a), and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice (and in any event no later than fifteen business days prior to the filing of a Registration Statement with respect to such registration) to the Shareholder of its intention to effect such a registration and, subject to Section 10(b)(iii), will include in such registration all Registrable Securities with respect to which the Company has received a written request from the Shareholder for inclusion therein within five business days after the date of the Company’s notice (a “Piggyback Registration”). The Company may terminate or withdraw any registration under this Section 10(b) prior to the effectiveness of such registration, whether or not the Shareholder has elected to include its Registrable Securities in such registration, and the Company will have no liability to the Shareholder in connection with such termination or withdrawal.

(ii)    Underwritten Registration. If the registration referred to in Section 10(b)(i) is proposed to be underwritten, the Company will so advise the Shareholder as a part of the written notice given pursuant to Section 10(b)(i). In such event, the right of the Shareholder to registration pursuant to this Section 10(b) will be conditioned upon Shareholder’s (together with the Company) entry into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.

(iii)    Priority on Primary Registrations. If a Piggyback Registration relates to an underwritten offering, and the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (1) first, the securities the Company proposes to sell, and (2) other securities of the Company that have been requested to be so included pro rata on the basis of the number of securities requested to be registered by the Shareholder or any other holder of securities.

(c)    Registration Procedures. Subject to Section 10(a)(iv), whenever the Shareholder requests that any Registrable Securities be registered pursuant to Sections 10(a) or 10(b) of this Deed, the Company will use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities as soon as reasonably practicable in accordance with the intended method of disposition thereof and pursuant thereto. The Company shall use its commercially reasonable efforts to:

(i)    prepare and file within 60 days of a request, with the Commission a Registration Statement with respect to such Registrable Securities, cooperate in all required filings with the Financial Industry Regulatory Authority and thereafter use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as reasonably practicable; provided that before filing a Registration Statement or any amendments or supplements thereto, the Company will, in the case of a Demand Registration, furnish to counsel to the Shareholder copies of all such documents proposed to be filed, which documents will be subject to review and comment by such counsel, and the Company will make such reasonable changes to the Registration Statement or any amendments or supplements thereto (including changes to, or the filing of amendments reflecting such changes to, documents incorporated by reference) as may be reasonably requested by the Shareholder subject to the Company’s obligations with respect to such Registration Statement;

(ii)    prepare and file with the Commission such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective for a period of either (1) not less than (A) three months, (B) if such Registration Statement relates to an underwritten offering, such longer period as a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer or (C) one year in the case of shelf registration statements (or in each case such shorter period ending on the date that the securities covered by such shelf registration statement cease to constitute Registrable Securities) or (2) such shorter period as will terminate when all of the securities covered by such Registration Statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement (but in any event not before the expiration of any longer period required under the Securities Act), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement;

(iii)    furnish to Shareholder such number of copies, without charge, of such Registration Statement, each amendment and supplement thereto, including each preliminary prospectus, final prospectus, any other prospectus (which for purposes of this Deed shall also include any prospectus filed under Rule 424, Rule 430A or Rule 430B under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act), all exhibits and other documents filed therewith and such other documents as such seller may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by the Shareholder;

(iv)    register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Shareholder reasonably requests and do any and all other acts and things that may be reasonably necessary to enable the Shareholder to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Shareholder (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

(v)    notify the Shareholder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as soon as reasonably practicable, prepare and furnish to the Shareholder a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(vi)    notify the Shareholder (1) when such Registration Statement or the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (2) of any request by the Commission for amendments or supplements to such Registration Statement or to amend or to supplement such prospectus or for additional information, and (3) of the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for any of such purposes;

(vii)    cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(viii)    provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

(ix)    enter into such customary agreements (including underwriting agreements and, lock-up agreements in customary form, and including provisions with respect to indemnification and contribution in customary form) and take all such other customary actions as the Shareholder or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including making members of senior management of the Company available to participate in “road show” and other customary marketing activities to the extent not unreasonably interfering with the business of the Company);

(x)    make available for inspection by the Shareholder and counsel to the Shareholder, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Shareholder or underwriter, all financial and other records, pertinent corporate documents and documents relating to the business of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by the Shareholder, underwriter, attorney, accountant or agent in connection with such Registration Statement, provided that it shall be a condition to such inspection and receipt of such information that the inspecting person (1) enter into a confidentiality agreement in form and substance reasonably satisfactory to the Company and (2) agree to minimize the disruption to the Company’s business in connection with the foregoing;

(xi)    in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or ceasing trading of any securities included in such Registration Statement for sale in any jurisdiction, use commercially reasonable efforts to promptly obtain the withdrawal of such order;

(xii)    obtain one or more comfort letters, addressed to the underwriters, if any, dated the effective date of such Registration Statement and the date of the closing under the underwriting agreement for such offering, signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters as such underwriters shall reasonably request; and

(xiii)    provide customary legal opinions of the Company’s counsel, addressed to the underwriters, if any, dated the date of the closing under the underwriting agreement, with respect to the Registration Statement, each amendment and supplement thereto (including the preliminary prospectus) and such other documents relating thereto as the underwriter shall reasonably request in customary form and covering such matters of the type customarily covered by legal opinions of such nature.

(d)    Furnishing of Information. As a condition to registering Registrable Securities, the Company may require the Shareholder to furnish the Company with such information regarding the Shareholder and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing.

(e)    Registration Expenses. Except as otherwise provided in this Deed, all expenses incidental to the Company’s performance of or compliance with this Deed, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws and printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants of the Company and other persons retained by the Company (collectively, “Registration Expenses”), will be borne by the Company. All underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities of the Shareholder or its Affiliates hereunder and any other expenses required by law to be paid by a selling security holder will be borne by the Shareholder.

(f)    Holdback. In consideration for the Company agreeing to its obligations under this Deed, the Shareholder agrees in connection with any registration of Shares (whether or not the Shareholder is participating in such registration) upon the request of the Company and the underwriters managing any underwritten offering of Shares, not to effect (other than pursuant to such registration) any public sale or distribution or other Transfer of Registrable Securities, including, but not limited to, any sale pursuant to Rule 144 or Rule 144A, without the prior written consent of the Company or such underwriters, as the case may be, during the Holdback Period (as defined below). For purposes of this Deed, “Holdback Period” means, with respect to any registered offering covered by this Deed, (i) 180 days, subject to customary “booster shot” provisions, after and during the ten days before, the effective date of the related Registration Statement or, in the case of a takedown from a shelf registration statement, 90 days after the date of the prospectus supplement filed with the Commission in connection with such takedown and during such prior period (not to exceed ten days) as the Company has given reasonable written notice to the Shareholder or (ii) such shorter period as the Company, the Shareholder and the underwriter of such offering, if any, shall agree.

(g)    Registration in Foreign Jurisdictions. If the Company does not list its Shares in the United States and instead lists its Shares in a jurisdiction other than the United States, then the Company and the Shareholder shall negotiate in good faith to enter into such amendments to this Deed as are necessary to ensure, that the Shareholder retains registration rights substantially similar to those granted under this Deed, as and to the extent permissible under the laws of such other jurisdiction.

(h)    Rule 144 Reporting. With a view to making available to the Shareholder the benefits of certain Commission rules and regulations that may permit the sale of the Registrable Securities to the public without registration after such time as a public market exists for the Registrable Securities, the Company agrees to use its reasonable best efforts to take the following actions:

(i)    make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the date that the Company becomes subject to the reporting requirements of the Securities Act and the Exchange Act;

(ii)    file with the Commission, in a timely manner, all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(iii)    furnish to the Shareholder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and of the Exchange Act (at any time after it has become subject to such reporting requirements) and such other reports and documents as the Shareholder may reasonably request in connection with availing itself of any rule or regulation of the Commission allowing it to sell any Registrable Securities without registration.

11.    Termination.

(a)    This Deed shall take effect on the date hereof and, subject to Section 11(b), remain in effect until the earliest of:

(i)    the date on which the Company and the Shareholder agree in writing to the termination of this Deed;

(ii)    the date on which the number of Shares Beneficially Owned by the Shareholder (or Shareholders in aggregate, if there is more than one Shareholder at the relevant time) represent less than 5% of the Company’s total issued Shares; and

(iii)    the date on which:

(1)    the Shareholder pays the consideration in respect of a Unilateral Takeover Offer made by it in compliance with Section 3(c) containing a Non-waivable Majority of Minority Condition which has become wholly unconditional; or

(2)    an Acquisition Proposal made by the Shareholder in compliance with Section 3(c) and approved by the Special Committee under which the Shareholder acquires Shares representing at least 50% of the Shares held by Non-affiliated Members completes.

(b)    Following a termination of this Deed, Sections 11 (Termination) to 27 (Third Parties) inclusive shall survive termination. In addition, if this Deed terminates pursuant to Section 11(a)(ii), 9(c)(iv) (Board representation) also shall survive termination, and if this Deed terminates pursuant to Section 11(a)(iii), Section 4 (Preemptive Rights), Section 9(l) (Maintenance of listing) and 10 (Registration Rights) also shall survive termination.

12.    Affiliates. A person or entity who at any time may be an Affiliate of the Shareholder shall be deemed to be an Affiliate of the Shareholder for purposes of this Deed while such person is an Affiliate of the Shareholder regardless of whether such person was such an Affiliate on the date hereof.

13.    Specific Performance. Each of the parties hereto recognizes and acknowledges that this Deed is an integral part of the transactions contemplated in the Transaction Agreements, that the Company would not have entered into the Transaction Agreements unless this Deed was executed and that a breach by the Company of any covenants or agreements contained in this Deed will cause the Shareholder to sustain injury for which it would not have an adequate remedy at law for money damages, and a breach by the Shareholder of any covenants or agreements contained in this Deed will cause the Company to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore each of the parties hereto agrees that in the event of any such breach by the Company or the Shareholder, the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

Further, subject to applicable law, relevant stock exchange rules and the Company’s corporate governance standards and to the extent that doing so would not be inconsistent with the directors’ duties, the Company agrees to use its best efforts to ensure that the rights granted in Section 9 are effective and that Shareholder enjoys the benefits of this Deed, including, without limitation, the Company’s undertaking to use its best efforts to cause the nomination and election of the Exxaro Directors as provided herein, which efforts will include, if necessary, seeking specific performance or other equitable relief in respect of Cristal’s obligations to vote any Shares which it Beneficially Owns in favor of the election of the Exxaro Directors, as is required by Section 4.3(b) of the Cristal Shareholders Agreement. Neither the Company, nor the Shareholder will, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company or the Shareholder (as the case may be), but will at all times in good faith assist in the carrying out of all of the provisions of this Deed and in the taking of all such actions as may be necessary or reasonably requested by the Shareholder or the Company (as the case may be) in order to protect its rights against impairment.

14.    Responsibility for Compliance; Shareholder Capacity. The Shareholder shall be responsible for ensuring that its Affiliates, representatives and any person who is the registered holder of the Shares which are Beneficially Owned by the Shareholder adhere to the terms of this Deed applicable to such persons as if such persons were original parties hereto, shall be responsible for any breach of this Deed by its Affiliates, representatives and any person who is the registered holder of the Shares which are Beneficially Owned by the Shareholder, and shall take all reasonable measures to avoid any breach of this Deed by its Affiliates, representatives or any person who is the registered holder of the Shares which are Beneficially Owned by the Shareholder; provided, however, that any representative or Affiliate of the Shareholder serving as a director of the Company shall in no way be bound by the Shareholder’s obligations under this Deed in such person’s capacity as a director of the Company. The foregoing obligation shall not limit the remedies available to the Company for any breach of this Deed by any person

15.    [Reserved]

16.    No Circumvention; Cumulative Remedies. The Shareholder agrees not to, directly or indirectly, take any actions, act in concert with any person who takes an action, or cause or allow any of its Affiliates, representatives or any person who is the registered holder of the Shares which are Beneficially Owned by the Shareholder to take any actions (including the failure to take a reasonable action) such that the resulting effect is to undermine in any material respect the effectiveness of any of the provisions of this Deed or any of the Transaction Agreements. The rights, powers, privileges and remedies conferred upon the Company and Shareholder in this Deed are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law.

17.    Amendment and Modification. This Deed may be amended, modified and supplemented only by written agreement of the Shareholder and the Company.

18.    Notices. All notices, requests, demands and other communications required or permitted shall be deemed duly given (a) on the date of delivery if delivered personally, or by e-mail, telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)    If to the Shareholder, to:

Exxaro Resources Limited

Roger Dyason Road

Pretoria West, 0183

South Africa

Attention: Riaan Koppeschaar

Facsimile: [REDACTED]

E-mail: [REDACTED]

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe (UK) LLP

107 Cheapside

London EC2V 6DN

United Kingdom

Attention: Nell Scott

Facsimile: [REDACTED]

E-mail: [REDACTED]

or to such other person or address as the Shareholder shall furnish to the Company;

(b)    If to the Company, to:

Tronox Holdings plc

263 Tresser Boulevard, Suite 1100

Stamford, CT 06901Attention: General Counsel

Facsimile: [REDACTED]

E-mail: [REDACTED]

with a copy (which shall not constitute notice) to:

CMS Cameron McKenna Nabarro Olswang LLP

Cannon Place, 78 Cannon Street

London EC4N 6AF

United Kingdom

Attention:     Gary Green

Facsimile: [REDACTED]

E-mail: [REDACTED]

or to such other person or address as the Company shall furnish to the Shareholder in writing.

For the purposes of this Section 18, a business day is a day that is not a Saturday, Sunday or public holiday in London, Johannesburg or New York.

19.    Severability; Waiver. The provisions of this Deed shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Deed, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Deed and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. The express or implied waiver by any party to this Deed of any of its rights or remedies arising under this Deed or by law shall not constitute a continuing waiver of the right or remedy waived or a waiver of any other right or remedy.

20.    Assignment.

(a)    This Deed and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but except as otherwise expressly provided for or permitted herein neither this Deed nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties.

21.    Governing Law. This Deed, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Deed or the negotiation, execution or performance of this Deed (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Deed or as an inducement to enter into this Deed), shall be governed by and construed in accordance with the laws of England and Wales, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction to apply.

22.    Jurisdiction and Venue

(a)    Any and all disputes, controversies and claims between or among the parties and arising under, relating to or in connection with this Deed, in any manner whatsoever, whether in contract, in tort, or otherwise, and including any dispute or controversy regarding the negotiation, execution, existence, validity, enforceability, performance or breach of this Deed (each, a “Dispute”), shall be brought exclusively in the courts of England and Wales (the “English Court”).

(b)    The Shareholder irrevocably appoints Law Debenture Corporate Services Limited, located on the date hereof at Fifth Floor, 100 Wood Street, London EC2V 7EX , as its true and lawful agent and attorney to accept and acknowledge service of any or all process against it in any action, suit or proceeding permitted by this Section 22, with the same effect as if such party were a resident of England, and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service; provided that the party effecting such service shall also deliver a copy thereof on the date of such service to the other parties by facsimile or electronic mail in accordance with Section 18. Each party will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected party will appoint a successor agent and attorney in England reasonably satisfactory to the other parties, with like powers.

(c)    Each party hereby irrevocably submits to the exclusive jurisdiction of the High Court of Justice in England in connection with any Dispute.

(d)    Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in the English Court, and any claim that any such action, suit or proceeding brought in the English Court has been brought in an inconvenient forum.

(e)    Each party hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Deed and in performing its obligations hereunder, and each party hereby irrevocably waives, with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Deed and any other document or instrument contemplated hereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitration awards.

23.    Counterparts. This Deed may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

24.    Headings; Construction. The headings of the Sections of this Deed are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Deed. References in this Deed to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including”, when used in this Deed shall be deemed to be followed by the phrase “without limitation”. For purposes of this Deed, “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a governmental entity, and any permitted successors and assigns of such person.

25.    Joint Draft. Each of the parties hereto participated in the drafting and negotiation of this Deed. If an ambiguity or question of intent or interpretation arises, this Deed must be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Deed.

26.    Entire Agreement. This Deed, the Company’s Articles and the other Transaction Agreements (other than the Original Deed) will set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

27.    Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation, other than the parties hereto and their respective successors or assigns, any rights or remedies pursuant to the Contracts (Rights of Third Parties) Act 1999.

The parties hereto have caused this Deed to be duly executed as a deed, all as of the day and year first above written.

EXECUTED as a Deed by EXXARO RESOURCES LIMITED:

/s/ PA Koppeschaar	/s/ SS Kotzé
Signature of director	Signature of witness

EXECUTED as a Deed by TRONOX HOLDINGS PLC:

/s/ Timothy C. Carlson	/s/ Steven Kaye
Signature of director	Signature of director/secretary